Exhibit 11

802 N Washington St
Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated February 12, 2021, on the consolidated balance sheets of Gin & Luck, Inc. as of December 31, 2019 and 2018 and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

February 22, 2021